UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2014

_______________

DIGITAL POWER CORPORATION

 (Exact name of registrant as specified in its charter)

California	1-12711	94-1721931
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-6532

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 657-2635

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On October 30, 2014, the Board of Directors (the "Board") of Digital Power Corporation (the "Company") increased the authorized number of directors serving on the Board from five to six and appointed Benjamin Kiryati as a new member of the Board to fill the vacancy created by such increase. Mr. Kiryati's appointment was effective immediately. The Company expects that Mr. Kiryati will stand for election at the next Annual Meeting of Shareholders.

In 1990 Benjamin Kiryati founded Ben Kir Management and Holdings Ltd., a wholly-owned real estate investment company which he has since managed. From 1998 until 2003, Mr. Kiryati served as the mayor of Tiberias, a city in northern Israel. In 2003, Mr. Kiryati founded the Israel Children Fund, a nonprofit organization specializing in helping needy children, for which he earned the Israel Presidential Award in 2008. Mr. Kiryati holds an L.L.B (cum laude) in Law from Tel Aviv University and an L.L.M (cum laude) in Executive Commercial Law from Tel Aviv University, in collaboration with the University of California, Berkeley. Mr. Kiryati is currently licensed as an attorney in Israel. Mr. Kiryati previously served as a member of the Board from October, 2006 to November, 2008

Mr. Kiryati will serve on the Board's various committees, including the Nomination and Governance Committee, Audit Committee, and Compensation Committee. Mr. Kiryati’s compensation for his services as a director will consist of annual director fees (currently $10,000), consistent with that paid to the Company’s other independent directors. He will receive a pro rata portion of annual director fees until the upcoming Annual Meeting of Shareholders.

There are no arrangements or understandings pursuant to which Mr. Kiryati was appointed as a director, and other than the compensation arrangements described above, there are no related party transactions between the Company and Mr. Kiryati that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL POWER CORPORATION

/s/ Amos Kohn
By: Amos Kohn Title: President & Chief Executive Officer

Dated: November 5, 2014